Exhibit 10.1

June 29, 2018

Mr. Bryan Rogers

[Address]

RE:  Promotion

Dear Bryan:

It is with great pleasure that we offer to you the position of Senior Vice President and CFO with Old Dominion Electric Cooperative.

Effective on July 1, 2018, you will report to Marcus Harris, and your salary will be $10,769.23 gross per pay period.  Your responsibilities and salary may be subject to periodic review and modification in accordance with Old Dominion’s operational needs, as they may change over time. Your employment with Old Dominion is at-will and is indefinite.

This offer is made on the condition that you accept this offer by signing and returning the enclosed copy to Old Dominion so that we receive it June, 29, 2018 and that you agree to commence your duties on July 1, 2018.

Sincerely,

/s/ Beth Williams

Beth Williams

Interim Vice President Human Resources

AGREED TO AND ACCEPTED BY:

Signature: Bryan Rogers /s/ Bryan Rogers	Dated: 6/29/2018
Bryan Rogers